EXHIBIT 99.2
                                                                  Press Release

[ePhone Telecom Logo]

                                  NEWS RELEASE

      ePHONE Telecom Announces Decision by American Arbitration Association
                 - ePHONE to File Petition for Reconsideration -

HERNDON, Va. - September 6, 2002 - ePHONE Telecom, Inc. (OTCBB: EPHO), a global Internet telephony services carrier for businesses and individuals, today announced that on August 27, 2002 (received by the Company September 3), the American Arbitration Association (AAA) issued an award in a proceeding brought by ePHONE against Comdial Corporation and its subsidiary, Array Telecom Corporation. The arbitration relates to a license agreement between ePHONE, Comdial, and Array. The award denied ePHONE's claim requesting that the agreement be rescinded. Before the arbitration began, Comdial and Array terminated the license agreement and ePHONE returned all of Array's products. Nevertheless, the AAA awarded Comdial $1,730,903.13, an amount equal to the present value of all royalties that would have been payable by the Company over the life of the License Agreement had it not been terminated. The Award further required ePHONE to pay administrative fees and expenses in the amount of $106,707.68, of which a balance of $38,191.43 is due. The AAA gave no explanation for its award.

ePHONE intends to seek a clarification of the ruling and request reconsideration and modification of this decision. These requests will be filed promptly.

"This decision has disappointed us," commented Carmine Taglialatela, Jr., ePHONE President and CEO. "Given the procedures to date as well as the history, we feel the decision is unfair and not reflective of the facts presented. We are taking the necessary measures to seek reconsideration and modification."

                              About ePHONE Telecom

ePHONE Telecom provides next-generation, voice and data communication solutions to businesses and residential customers worldwide. The Company provides a growing suite of innovative retail products and services including branded and private label pre-paid calling cards, pre-paid domestic calling plans and leading edge 1+ pre-paid services as well as wholesale (carrier-to-carrier) solutions. ePHONE's retail products can provide consumers dramatic savings of 50% to 70% versus traditional carriers. ePHONE delivers these services via a high-quality, scaleable, Tier-1 grade, Cisco-based VoIP network supported by a 24/7 network-operating center in Herndon, VA. The Company is focused on expanding its points-of-presence on a global basis to support every existing and emerging telephony protocol. For more information on ePHONE Telecom and its products and services please visit www.ePHONEtelecom.com.

For investor information visit www.otcfn.com/epho.
                              --------------------
Investor Relations Contacts:

OTC Financial Network
Philip Williams and Flora Wood
1-866-825-3405
info@ePHONEtelecom.com

                            FORWARD-LOOKING-STATEMENT

Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the development of the Internet as a commercial medium and carrier of telephony traffic, market acceptance risks, technological development risks, seasonality and other risk factors.